                                                                  Exhibit (a)(4)

Dear _______________:

         On behalf of PAULA Financial (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options (the "Options") that were granted under the PAULA Financial 1997 Stock Incentive Plan (the "1997 Plan") and the PAULA Financial 1994 Stock Incentive Plan (the "1994 Plan" and, together with the 1997 Plan, the "Plans") for restricted shares of common stock the Company will issue under the Plans (the "Restricted Stock"). The restricted stock will generally be issued under the same Plan under which the tendered Options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 Plan, you will receive restricted stock under the 1997 Plan. All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated May 22, 2001 (the "Offer of Exchange").

         The Offer expired at 5:00 p.m., Pacific Standard Time, on June 20, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of [____________] shares of Common Stock and cancelled all such Options.

         The Company has accepted for exchange and cancelled the number of Options tendered by you equal to the total number of Option Shares set forth on Attachment A to this letter.

         In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a number of shares of Restricted Stock equal to the number of Option Shares subject to your Eligible Options accepted for exchange and cancelled set forth on Attachment A.

         The Restricted Stock will be subject to the terms and conditions of the applicable Plan and a restricted stock agreement between you and the Company. In accordance with the terms of the Offer, in order to be issued Restricted Stock, you must sign and return to us the restricted stock agreement enclosed with this letter, together with your payment of the $.01 per share par value of the Restricted Stock (rounded up to the nearest whole cent). The Restricted Stock will be issued following our receipt of your signed agreement and payment, but the stock certificate for the issued Restricted Stock will be held in the custody of the Company until it vests. One-third of the Restricted Stock will vest on June 20, 2001, one-third will vest on June 20, 2002, and the remaining one-third will vest on June 20, 2003. The certificates representing your vested shares will not actually be delivered to you until you provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of the vesting of your Restricted Stock, either by cash payment or in accordance with another arrangement agreed upon between the Company and you.

         In accordance with the terms of the Offer, in order to receive the unvested portion of the Restricted Stock, you must remain an employee, director or consultant of the Company or one of its subsidiaries from the date you tendered options through the dates the Restricted Stock vests. If you do not remain an employee, director or consultant of the Company or one of its subsidiaries for the required periods, you will not receive any restricted stock, as the case may be, and you will not receive any other consideration for the Options tendered by you and cancelled by the Company.

         If you have any questions about your rights in connection with the grant of Restricted Stock, please call Debbie Maddocks, Vice President of Finance and Investor Relations, at (626) 304-0401.

                                               Sincerely,


                                               /s/ JEFFREY A. SNIDER
                                               ---------------------------------
                                               Jeffrey A. Snider
                                               Chief Executive Officer



Attachment

                                  ATTACHMENT A

                   OPTIONS ACCEPTED FOR EXCHANGE AND CANCELLED





                                ELIGIBLE OPTIONS
                                ----------------


        OPTION GRANT DATE                                   NO. OF OPTION SHARES
        -----------------                                   --------------------
         ---------------                                       ---------------
         ---------------                                       ---------------
         ---------------                                       ---------------
         ---------------                                       ---------------

                                      A-1